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                     November 8, 2022

       Dana Russell
       Chief Financial Officer
       Vivint Smart Home, Inc.
       4931 North 300 West
       Provo , UT 84604

                                                        Re: Vivint Smart Home,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-38246

       Dear Dana Russell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services